EXHIBIT 10.17

                               AGREEMENT REGARDING
                            SEPARATION OF EMPLOYMENT



================================================================================
You have forty-five (45) days to decide whether or not to sign this Agreement Regarding Separation of Employment. This period is designed to allow you to consult with a financial advisor, accountant, attorney or anyone else whose advice you need. We encourage you to consult with one or more of these types of experts.
================================================================================

     If after reviewing this document, you choose to agree to its terms, you should sign in the space on page 10. Please understand that you will not receive the benefits identified in this agreement unless you sign this document showing that you agree to all of the terms set forth below.

================================================================================

     After signing this document, you will have seven (7) days to revoke your decision to agree to the terms of this document.


================================================================================


================================================================================

     This Agreement Regarding Separation of Employment ("Agreement") is entered into as of this 30th day of July, 2002 by and between Joshua A. Hauser ("Executive"), on the one hand, and Aura Systems, Inc., a Delaware corporation ("Company"), on the other hand (collectively, the "Parties").

                                    RECITALS

     WHEREAS, Executive has been employed by the Company as President and Chief Executive Officer, pursuant to an Offer of Employment Letter with the Company dated February 26, 2002 (the "Offer Letter");

     WHEREAS,   Executive  and  the  Company  wish  to   voluntarily   terminate
Executive's employment relationship completely by mutual agreement effective as of July 23, 2002;

     WHEREAS, the Company and Executive has determined that it would be in the best interest of Executive, the Company and its shareholders to offer Executive the severance set forth herein, in exchange for covenants and agreements contained herein and in lieu of any payment Executive would otherwise be entitled to receive under the Offer Letter.

     WHEREAS, Executive and the Chairman of the Board of Directors have negotiated the terms and conditions of this Agreement, which Agreement has been approved by the Board of Directors of the Company.

     NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree and promise as follows:


1.   TERMINATION  OF  EXECUTIVE'S   EMPLOYMENT.
     Pursuant to this Agreement, Executive's Offer Letter with Company is terminated effective July 23, 2002 (the "Term Date"). Executive shall continue as an at-will employee of the Company until July 31, 2002 (the "Separation Date").

2.   SEVERANCE PAYMENT.
     In consideration of Executive's covenants and agreements contained herein, the Company shall pay Executive as a severance benefit (the "Severance Benefit") the following:

          A. Executive shall remain on the Company's payroll until July 31, 2002.

          B. Executive shall receive the total sum of $175,000.00 payable in full upon the contemplated closing of the real estate sale lease-back transaction currently in negotiations between the Company and third parties (the "Closing"). Should the Closing not occur before August 1, 2002, then Executive shall begin receiving monthly payments of $15,000 per month on the first day of each month until such time as the Closing takes place. The balance remaining shall then be due and payable upon receipt by the Company of the Closing proceeds. Should at any time Aura fail to make a payment under the terms of this Section 2, following Executive's written notice of default and a 90 day period to cure each breach, if any, Executive shall be entitled to receive payment of the full base cash compensation as set forth in the Offer Letter.

          C. Medical Benefits
          Executive shall receive continued medical benefits until the cash portion set forth in Section 2(B) above is fully paid. The medical benefits shall be substantially similar to the medical benefits Executive received from the Company prior to termination of employment.

          D. Limitation of Benefits
          Except for (i) the Severance Benefit and (ii) Executive's salary through the Separation Date, Executive shall not be entitled to receive any other compensation or benefits of any sort including, without limitation, salary, vacation, bonuses, stock options, short-term or long-term disability benefits, health care coverage and any severance Executive might otherwise be entitled to received under the Employment Agreement from the Company, its affiliates, or their respective partners, principals, officers, directors, shareholders, managers, employees, agents, representatives, or insurance companies, or their respective predecessors, successors or assigns at any time. Executive affirms that the amount agreed to in this Section 2 is fair and reasonable and that Executive is entering into this agreement because it makes litigation and/or further negotiation unnecessary.

3.   NO  DISPARAGEMENTS.
     Executive and the Company agree that neither Executive nor the Company shall make any oral or written, public or private, statements that are disparaging of Executive or the Company, its affiliates, or their respective partners, principals, officers, directors, shareholders, managers, employees, agents, representatives, or their respective predecessors, successors or assigns at any time; provided, however, nothing in this Section 3 shall preclude Executive or the Company from making truthful factual statements regarding Executive or former officers, directors or employees of the Company. The Company shall take all reasonably appropriate actions to apply to its consultants the same provisions as set forth in this Section 3. Notwithstanding the foregoing, Executive recognizes the difficulties if not legal impossibility of enforcing Executive's rights against independent contractors of the Company.

4. NON-COMPETITION.
    (A) For a period of three (3) years from the Separation Date, Executive shall not, directly or indirectly, without the prior written consent of the Company, provide consultative services or otherwise provide services to (whether as an employee or a consultant, with or without pay), own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is a competitor of the Company, its subsidiaries or affiliates in any business now conducted, or conducted at any time through the Separation Date, by the Company, its subsidiaries or affiliates (each such competitor a "Competitor of the Company"). Executive and the Company acknowledge and agree that the business of the Company extends throughout the United States, Europe and Asia, and that the terms of the non-competition agreement set forth herein shall apply throughout the United States, Europe and Asia.

    (B) Non-Solicitation of Customers and Suppliers. For a period of three years from the Separation Date, Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company, or any of its subsidiaries or affiliates, to divert their business to any Competitor of the Company.

    (C) Non-Solicitation of Employees. Executive recognizes that he possesses and will possess confidential information about other employees of the Company, its subsidiaries and affiliates, relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company, its subsidiaries and affiliates. Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company, its subsidiaries and affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company, its subsidiaries and affiliates. Executive agrees that for a period of three (3) years from the Separation Date, he will not, directly or indirectly, solicit or recruit any employee of the Company, its subsidiaries and affiliates for the purpose of being employed by him or by any company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company, its subsidiaries and affiliates to any other person.

5. RETURN OF THE COMPANY'S DOCUMENTS AND PROPERTY.

   Executive agrees to return all records, documents, proposals, notes, lists, files and any and all other materials including, without limitation, computerized and/or electronic information that refers, relates or otherwise pertains to the Company, its affiliates, and/or their respective partners, principals, officers, directors, shareholders, managers, employees, agents, representatives, or insurance companies, or their respective predecessors, successors or assigns at any time. In addition, Executive shall return to the Company all property or equipment that he has been issued during the course of his employment or which he otherwise currently possesses. Executive shall deliver to the Company before the Separation Date at Executive's expense all of the Company's records, documents, proposals, notes, lists, files and materials and property and equipment that are in his possession. Executive is not authorized to retain any copies of any such records, documents, proposals, notes, lists, files or materials. Nor is he authorized to retain any other of the Company's property or equipment. Executive represents to his knowledge that Executive has complied already with this provision.

6. PROPRIETARY INFORMATION.

   Executive acknowledges that Executive has had or may have had access to proprietary information, trade secrets, and confidential material of the Company or its affiliates, including, but not limited to, all ideas, information and materials, tangible or intangible, not generally known to the public, relating in any manner to the business of the Company, its personnel (including partners, principals, employees and contractors), its clients or others with whom it does business that Executive learned, acquired, or created, or helped to create during the period of Executive's employment with the Company ("Proprietary Information"). Proprietary Information includes, but is not limited to, all trade secrets, patents and pending patents, documents, computer programs, source code, users manuals, algorithms, compilations of technical, financial, legal or other data, client or prospective client lists, names of suppliers, specifications, designs, business or marketing plans, forecasts, financial information, work in progress, and other technical or business information. Executive agrees, without limitation in time or until such Proprietary Information shall become public other than by Executive's unauthorized disclosure, to maintain the confidentiality of such information and to refrain from divulging, disclosing or using said Proprietary Information for any other purpose. Executive acknowledges and affirms that all existing Proprietary Information is the exclusive property of the Company and Executive hereby assigns to the Company any and all rights the Executive may have had or acquired (or hereinafter may have or acquire) in any Proprietary Information. Executive further acknowledges and agrees that the Company is the sole owner of such Proprietary Information and Executive has no claim of ownership to such Proprietary Information.

7. COOPERATION IN LITIGATION.
   Executive  shall cooperate with the Company,  its  affiliates,  and each of their respective attorneys, barristers, solicitors or other legal representatives (collectively, "Attorneys") in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against the Company or its affiliates by any third-party. Executive's duty of cooperation shall include, but not be limited to, (a) meeting with the Company's and/or its affiliates' Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully his knowledge of matters at issue and recollection of events; (b) appearing at the Company's, its affiliates' and/or their Attorneys' request (and, to the extent possible, at a time convenient to Executive that does not conflict with the needs or requirements of his then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully Executive's knowledge of matters at issue; and (c) signing at the Company's, its affiliates' and/or their Attorneys' request declarations or affidavits that truthfully state matters of which Executive has knowledge. The Company and/or its affiliates shall promptly reimburse Executive for his actual and reasonable travel or other expenses that he may incur in cooperating with the Company, its affiliates, and/or their Attorneys pursuant to this Section 7.

8. INDEMNIFICATION.
   The Company shall continue to indemnify Executive for all actions and inactions related to his service as an officer or director of the Company to the extent such actions and inactions are covered by the Company's Directors and Officers insurance policy as then in effect ("Indemnified Actions'') through the expiration of the applicable statute of limitations. Notwithstanding the foregoing, in the event such Indemnified Actions result from Executive's gross negligence or willful misconduct, the indemnification hereunder shall not apply.

9. COMPANY'S RELEASE OF CLAIMS.
   The Company does hereby fully and forever release and discharge Executive of and from any and all claims, demands, causes of action, charges and grievances, of whatever kind or nature, whether known or unknown, suspected or unsuspected, which the Company now owns or holds or has at any time before this date owned or held against Executive, including, but not limited to, any and all claims, demands, causes of action, charges, and grievances which are alleged about, set forth in, arise out of, or are in any way connected with any transactions, occurrences, acts or omissions concerning any loss, damage or injury whatsoever resulting from any act committed or omission made prior to the date of this Agreement; or which are alleged about, set forth in, arise out of, or are in any way connected with Executive's job duties in the course of employment with the Company including, but not limited to, Executive's responsibilities.

10. EXECUTIVE'S RELEASE OF CLAIMS.
    Executive making this release on behalf of Executive and Executive's descendants, spouse, dependents, and Executive's executor, heirs, administrators, assigns and anyone else claiming by, through or under Executive. In exchange for the consideration provided to Executive in Section 2, Executive agrees to waive and release any claims of any kind that Executive has or may have against the Company, and any of the members, parents, subsidiaries, affiliates, predecessors, successors, purchasers, acquirers, directors, shareholders, partners, officers, agents, owners, attorneys, servants, employees, trustees, plan administrators, fiduciaries, representatives, assigns, past and/or present, of the Company, and each and all of them, collectively referred to as "Employer Releasees".

     This is a full release, discharge and covenant not to sue and is effective with respect to all claims, known or unknown, which Executive ever had, now has or may hereafter claim to have had, against the Employer Releasees, including but not limited to (1) Executive's employment with the Company, (2) the termination of that employment, (3) the design or administration of any employee Benefit Program, (4) any rights Executive may have to unpaid bonuses and/or stock options, (5) any severance obligation, contract obligation and/or pay in lieu of notice obligation. Without limiting the generality of the description in the subparagraph above, the claims herein released include, but are not limited to, claims based upon: i) Violations of Title VII of the Civil Rights Act of 1964;

     ii) The Age Discrimination in Employment Act;

     iii) California statutory or decisional law, including the California Fair Employment and Housing Act, pertaining to employment discrimination, wrongful discharge or breach of public policy;

     iv) Any and all State, Federal and local laws as well as common law for breach of contract, wrongful termination, employment discrimination, alleged physical or personal injury, negligent or intentional infliction of emotional distress, defamation, fraud, concealment, false promise, negligent misrepresentation, intentional interference with contractual relations, breach of the covenant of good faith and fair dealing, and misrepresentation generally; and

     v) The Employee Retirement Income Security Act.

          Executive hereby agrees that no action, suit or proceeding has been or shall be brought or complaint filed or initiated by Executive or any executor, heir, administrator or assign of Executive in any court, or with any governmental body or commission with respect to any matter or cause of action based upon any facts that might have occurred prior to the date of this Agreement whether known to Executive now or discovered by Executive hereafter.

          WAIVER OF SECTION 1542 RIGHTS. Executive expressly waives all rights related to Executive's employment under Section 1542 of the Civil Code of the State of California (or any similar provision of other applicable law), which reads as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

          Executive acknowledges that Executive may have claims which are covered by the terms of this Agreement which Executive has not yet discovered. Executive acknowledges that Executive intends to release any and all such unknown or unsuspected claims. Executive understands and agrees that Executive:

          i) has been accorded forty-five (45) days within which to consider this Agreement before executing it.

          ii) has carefully read and fully understand all of the provisions of this Agreement

          iii) is, through this Agreement, releasing the Employer Releasees from any and all claims Executive may have against them/

          iv) knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

          v) knowingly and voluntarily intends to be legally bound by the same.

          vi) was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of Executive's choice prior to executing this Agreement.

          vii) understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621, et seq.) that may arise after the date this Agreement is executed are not waived.

          viii) understands that this Agreement does not prohibit Executive from filing a charge or complaint, including a challenge to the validity of this Agreement, with the EEOC or from participating in any investigation or proceeding conducted by the EEOC.


11. NO ADMISSION OF LIABILITY.
    Executive agrees that this Agreement and the payment by the Company of the consideration described in Section 2 is not an admission by Employer Releasees of any wrongdoing or liability. Employer Releasees specifically deny any liability or wrongful acts against Executive. The parties have entered into this Agreement in order to settle all disputes and differences between them, without admitting liability or wrongdoing by any party

12. ARBITRATION.
    Except as otherwise set forth in this Agreement, any dispute or controversy between Executive, on the one hand, and any Employer Releasee on the other hand in any way arising out of, related to, or connected with this Agreement shall be resolved through final and binding arbitration. MATTERS COVERED BY THIS AGREEMENT WILL NOT BE SUBJECT TO TRIAL BY JURY OR BY A COURT OF ANY JURISDICTION.

     Any demand for arbitration shall be made in writing to the other party or parties to the Arbitration within the statute of limitations that is applicable to the claim(s) upon which arbitration is sought. Any failure to demand arbitration within this time frame shall constitute a waiver of all rights to raise any claims in any forum arising out of any dispute that was subject to arbitration. The Request For Arbitration shall, unless otherwise required by law, clearly state "Request for Arbitration" at the beginning of the first page and include the following information:

     1. A factual description of the dispute in sufficient detail to advise the responding party of the nature of the dispute;

     2. The date when the dispute first arose;

     3. The names, work locations and telephone numbers of any co-workers or supervisors with knowledge of the dispute; and

     4. The relief requested by the requesting party.

     The party to whom the Request For Arbitration is directed will respond within thirty (30) days so that the parties to the Arbitration can begin the process of selecting an Arbitrator. Such response may include any counterclaims.

     All disputes will be resolved by a single Arbitrator. The Arbitrator will be mutually selected by the parties.

     Except as provided herein, the arbitration shall be conducted in accordance with the then-existing National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however, that the Arbitrator shall allow the discovery authorized by the Federal Rules of Civil Procedure or any other discovery required by applicable state law in arbitration proceedings, such as under the California Arbitration Act. Also, to the extent that any of the National Rules for the Resolution of Employment Disputes or anything in this Agreement conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern. It is also agreed that nothing in this Agreement relieves any party to the Arbitration from any obligation to exhaust certain administrative remedies before arbitrating any claims or disputes under this Agreement.

     The Arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based. The Arbitrator shall have the authority only to determine the issue(s) submitted to him/her. The issue(s) must be identifiable in the "Request For Arbitration" or counterclaim(s). Except as required by law, any issue(s) not identifiable in those documents is/are outside the scope of the Arbitrator's jurisdiction and any award involving such issues(s), upon motion by a party, shall be vacated. The Arbitrator's award shall be subject to correction, confirmation, or vacation, as provided by any applicable law setting forth the standard of judicial review of arbitration awards.

     Any arbitration shall take place in the County of Los Angeles, California.

     This Agreement and its validity, construction and performance, as well as disputes and/or claims arising under this Agreement shall be governed by applicable federal law or the California Arbitration Act, whichever more comprehensively provides for the enforcement of this Agreement.

     Employer Releasee(s) will bear the arbitrator's fee and any other type of expense or cost that Executive would not be required to bear if Executive were free to bring the dispute or claim in court as well as any other expense or cost that is unique to arbitration. Employer Releasee(s) and Executive shall each pay their own attorneys' fees incurred in connection with the Arbitration and the Arbitrator will not have authority to award attorneys' fees unless a statute or contract at issue in the dispute authorizes the award of attorneys' fees to the prevailing party, in which case, the arbitrator shall have the authority to make an award of attorneys' fees as required or permitted by applicable law. If there is a dispute as to whether Employer Releasee(s) or Executive is the prevailing party in the arbitration, the Arbitrator will decide this issue.

     Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings
(including, without limited the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties and their counsel, and each of their agents, and employees and all others acting on behalf or in concert with them. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award shall be filed under seal with the court, to the extent permitted by law. 13.

13. BINDING EFFECT.
    This Agreement shall be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

14. REVOCATION.
    Executive understands that Executive may revoke this Agreement for a period of seven (7) days following its execution by Executive. Said revocation must be in writing, must specifically revoke this Agreement, and must be received by the Company or its designated representative, prior to the end of the seventh day following my execution of this Agreement. Upon expiration of the seven (7) day period, this Agreement becomes effective, enforceable and irrevocable.

15. ATTORNEY'S FEES.
    Each party shall bear its own costs and attorney's fees in this matter.

16. VOLUNTARY AGREEMENT.
    Executive hereby acknowledges that Executive has been provided a forty-five
(45) day period to consider this Agreement and consult with counsel and that the Company has encouraged Executive to do so. Executive further acknowledges that Executive has read this Agreement and fully know, understand and appreciate the contents and effects thereof, and that Executive executes this Agreement voluntarily and of Executive's own free will and accord. To the extent Executive has taken less than forty-five (45) days to consider this Agreement prior to execution, Executive acknowledges that Executive had sufficient time to consider the Agreement and to consult with counsel and that Executive does not desire additional time. Furthermore, Executive does so without any coercion of any kind by the Company or Releasee.

17. SEVERABILITY.
    While the provisions contained in this Agreement are considered by the Parties to be reasonable in all circumstances, it is recognized that some provisions may fail for technical reasons. Accordingly, it is hereby agreed and declared that if any one or more of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstances for the protection of the interests of the Company, but would be valid if any particular restrictions or provisions were deleted or restricted or limited in a particular manner, then the said provisions shall apply with any such deletions, restrictions, limitations, reductions, curtailments, or modifications as may be necessary to make them valid and effective and the remaining provisions shall be unaffected thereby.

18. ENTIRE AGREEMENT; MODIFICATION.
    This Agreement constitutes the entire understanding among the Parties and may not be modified without the express written consent of the Parties. This Agreement supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding the subject matter hereof. Notwithstanding the foregoing, the provisions of the Employment Agreement shall remain in effect, except as otherwise modified herein.

19. GOVERNING LAW.
    This Agreement shall be governed by and construed and enforced pursuant to the laws of the State of California applicable to contracts made and entirely to be performed therein. 20. RULE OF INTERPRETATION. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any party to this Agreement.

     IN WITNESS WHEREOF, the Parties have set their hand as of the date first written above.



     I HEREBY AGREE TO THE TERMS AND CONDITIONS OF THE FOREGOING AGREEMENT REGARDING SEPARATION OF EMPLOYMENT.


EXECUTIVE:


____________________________________




AURA SYSTEMS, INC.


By:    _________________________________

Its:   _________________________________